EXHIBIT 8.1

SUBSIDIARIES OF THE REGISTRANT

The Company had no subsidiaries(1) as at February 28, 2018. Below is a list of the names of each of the Company’s subsidiaries that were disposed of during the fiscal year ended February 28, 2018:

•	Leading Brands of Canada, Inc.;

•	LBI Brands, Inc.;

•	Kert Technologies Inc.

•	Neurogenesis Inc. (Canada);

•	Neurogenesis Inc.: (Nevada);

•	Quick, Inc.;

•	Leading Brands USA, Inc.; and

•	Leading Brands of America, Inc.

(1)	as defined in rule 1-02(w) of Regulation S-X